                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 33-56435

PFIZER INC.
SHAREHOLDER INVESTMENT PROGRAM

You should read this Prospectus carefully so you will know how the Program works and then retain it for future reference.


Neither the Securities and Exchange Commission nor any state securities regulators have determined if this Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

                                                     Prospectus Supplement dated
                                                  October 31, 1997 restating the
LOGO PFIZER                                   Prospectus dated November 14, 1994
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TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Pfizer Inc. Shareholder Investment Program.................................   1
Pfizer Inc.................................................................   2
Inquiries: Pfizer Shareholder Services.....................................   2
The Program
 Summary of the Program....................................................   3
 Enrollment................................................................   4
 Investment Options:
  Dividend Reinvestment....................................................   4
  Optional Cash Investments................................................   5
 Source of Pfizer Shares...................................................   6
 Pricing of Pfizer Shares..................................................   6
 Purchase of Shares for the Program........................................   6
 Sale of Shares for the Program............................................   6
 Safekeeping of Your Stock Certificates and Book-Entry.....................   7
 Issuance of Certificates..................................................   7
 Charges and Expenses......................................................   8
 Tracking Your Investments.................................................   8
 Terminating Your Program Account..........................................   9
Miscellaneous
 Where You Can Find More Information About Pfizer..........................   9
 Stock Splits, Stock Dividends and Other Distributions.....................  10
 Voting of Proxies.........................................................  10
 Responsibility of Pfizer Inc..............................................  10
 Legal Matters.............................................................  11
 Change or Termination.....................................................  11
 Foreign Participation.....................................................  11
 Independent Public Accountants............................................  11
 Text of the Program.......................................................  12
Terms and Conditions for Participation in the Program......................  13

PFIZER INC.
SHAREHOLDER INVESTMENT PROGRAM

This Prospectus describes the Pfizer Inc. Shareholder Investment Program as revised effective October 31, 1997. If you currently participate in Pfizer's Shareholder Investment Program, you will automatically be enrolled in the revised Program without any further action on your part.

You must be a current record shareholder of Pfizer to participate in the Pro-gram.

The Program promotes long-term ownership in Pfizer Inc. by offering its record shareholders:

 . A simple and expense-free way to increase your holdings in shares of Pfizer common stock by reinvesting your cash dividends; and

 . The opportunity to purchase additional shares by making optional cash investments.

The revised Program will allow you to make optional cash investments through automatic monthly withdrawals from your bank account. The minimum amount for any optional cash investment is being increased to $50. However, you will no longer have to delay making an optional cash investment until you have reinvested dividends under the Program. You will be charged $20 for any optional cash investment that is rejected due to insufficient funds.

PFIZER INC.

Pfizer is a research-based, global health care company. It discovers, develops, manufactures and sells innovative technology-intensive products in three busi-ness segments:

 . Health Care, which includes a broad range of prescription pharmaceuticals, orthopedic implants, medical devices and surgical equipment;

 . Animal Health, which includes animal health products and feed supplements;
   and

 . Consumer Health Care, which includes a variety of nonprescription drugs and personal care products.

Pfizer's principal executive offices are located at 235 East 42nd Street, New York, NY 10017, and its general telephone number is (212) 573-2323.

You should rely only on the information incorporated by reference or provided in this Prospectus or in any prospectus supplement. Pfizer has authorized no one to provide you with different information. Pfizer is not making an offer to sell stock in any state or country where the offer is not permitted. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

INQUIRIES: PFIZER SHAREHOLDER SERVICES

For information about the Pfizer Inc. Shareholder Investment Program, please contact:

    Shareholder Services Department
    Pfizer Inc.
    235 East 42nd Street
    New York, New York 10017
    1-800-733-9393

 SUMMARY OF THE PROGRAM

 . ENROLLMENT: Pfizer record shareholders can participate in the Program by submitting a completed authorization form. You may obtain authorization forms from Pfizer Shareholder Services. If your shares are held in a brokerage account, you may participate by registering one or more of your shares in your name. No action is required if you are already participating in the Program.

 . REINVESTMENT OF DIVIDENDS: You can reinvest your cash dividends on all or a portion of your Pfizer shares toward the purchase of additional shares of Pfizer stock without paying fees.

 . OPTIONAL CASH INVESTMENTS: After you are enrolled in the Program, you can buy additional shares of Pfizer stock without paying fees. You can invest a minimum of $50 up to a maximum of $10,000 in any one calendar month. You can pay by check or have your payment automatically withdrawn monthly from your bank account. You will be charged $20 for any optional cash investment that is rejected due to insufficient funds.

 . FRACTIONAL SHARES: Pfizer pays dividends on both whole shares and fractional shares and will credit your Program account with dividends on both your whole and fractional shares.

 . SAFEKEEPING OF CERTIFICATES: You can deposit your Pfizer stock certificates with Pfizer Shareholder Services for safekeeping at no cost to you. This feature of the Program only applies to certificates for shares on which you are having the dividends reinvested under the Program. A certificate for your shares will be sent to you, free of charge, upon request.

 . SELL SHARES CONVENIENTLY: If you choose to sell the Pfizer stock held in your Program account, Pfizer will sell the shares at no cost to you.

 . TRACKING YOUR INVESTMENT: You will receive a statement of your Program account transactions at least quarterly. Statements provide the details of the transactions and show the share balance in your Program account.

 Because this is a summary, it does not contain all the information that may be important to you. You should read the entire Prospectus carefully before you decide to participate in the Program.

ENROLLMENT

You may participate in the Program if you follow the requirements outlined below. If you live outside the U.S., you should first determine if there are any governmental regulations that would prohibit your participation in the Program.

 . If you already own Pfizer Stock and the shares are registered in your name, you may join the Program by returning a completed authorization form to Pfizer Shareholder Services. If you have been participating in the Program, you need not send in an authorization form or take any other action unless you want to make a change.

 . If your shares are held in a brokerage, bank or other intermediary account, direct your broker, bank, or trustee to register one or more of your Pfizer shares directly in your name. You can then get started in the Program by re-turning a completed authorization form to Pfizer Shareholder Services.

 . If you do not currently own any Pfizer stock, you cannot join the Program until you acquire one or more Pfizer shares outside the Program. Pfizer stock is publicly traded and may be purchased through your broker.

Pfizer Shareholder Services will furnish an authorization form to you upon request.

INVESTMENT OPTIONS

You have the following choices under the Program:

 . Dividend reinvestment: You can choose to reinvest all or a portion of the regular cash dividends paid on your Pfizer shares toward the purchase of additional Pfizer stock. You can change your dividend reinvestment election by notifying Pfizer Shareholder Services.

For a particular dividend to be reinvested, your notification must be received prior to the record date for that dividend. The record date is normally about five or six weeks prior to the payment date. For example, if the record date for a dividend to be paid on June 12 is May 9, your notification must be re-ceived by Pfizer prior to May 9 in order for your June 12 dividend payment to be reinvested.

You must choose one of the following when completing the authorization form:


 FULL DIVIDEND REINVESTMENT: Additional shares will be purchased for you by reinvesting the cash dividends on all the shares registered in your name.

 PARTIAL DIVIDEND REINVESTMENT: Additional shares will be purchased for you by reinvesting the cash dividends on the number of full shares registered in your name that you specify.


 . Optional Cash Investments: You can purchase additional shares of Pfizer stock by using the Program's optional cash investment feature. You must invest at least $50 at any one time and cannot invest more than a total of $10,000 in a calendar month. Interest will not be paid on amounts held pending investment. There are two ways that you may make optional cash investments:


 BY CHECK OR MONEY ORDER: You may send a check or money order payable to Pfizer Inc. in U. S. dollars. Do not send cash. To facilitate processing of your investment, please use the transaction stub of your Program account statement. Mail your investment and transaction stub to the address specified on the statement.

 BY AUTOMATIC WITHDRAWAL FROM YOUR BANK ACCOUNT: If you wish to make regular monthly purchases, you can authorize an automatic monthly withdrawal from your bank account. This feature enables you to make ongoing investments without writing a check. Funds will be deducted from your account three business days before the last business day of each month. Please allow four to six weeks for the first automatic monthly withdrawal to be initiated. You must notify Pfizer Shareholder Services in writing to change or terminate automatic withdrawal.

SOURCE OF PFIZER SHARES

Pfizer shares needed to meet the requirements of the Program will, at Pfizer's discretion, either be purchased in the open market or issued directly by Pfizer from authorized but unissued shares or treasury shares.

PRICING OF PFIZER SHARES

The price of Pfizer shares purchased or sold under the Program will be calcu-lated differently depending upon whether the transactions are with Pfizer or on the open market.

 . The price of shares purchased from, or sold to, Pfizer will be the average of the high and the low trading price of Pfizer common stock on the New York Stock Exchange on the date of the purchase or sale.

 . The price of shares purchased or sold on the open market will be the average market price per share paid or received by Pfizer for the total number of shares of common stock purchased or sold for the Program on the date of the purchase or sale.

PURCHASE OF SHARES FOR THE PROGRAM

Pfizer shares will be purchased with optional cash investments on the last business day of the month. Optional cash investments received after the next to last business day of a month will be invested on the last business day of the following month. Pfizer will use reinvested dividends to purchase shares on the last business day of the month in which the dividends are paid.

SALE OF SHARES FOR THE PROGRAM

At your written request, Pfizer will sell any number of shares that are held in your Program account in book-entry form at no cost to you. Your instructions to sell stock must be received by Pfizer at least three business days before the end of the month in which the shares are to be sold. Pfizer will then sell the shares on the last business day of the month.

You also can choose to sell your shares through a stockbroker of your choice, in which case you should request a certificate for your book-entry shares from Pfizer Shareholder Services. (See the section called "Issuance of Certifi-cates".)

Please note that if your total holdings fall below one share, Pfizer will liq-uidate the fractional share, remit the proceeds to you, and close your Program account.

SAFEKEEPING OF YOUR STOCK CERTIFICATES AND BOOK-ENTRY

Pfizer shares that you buy under the Program will be maintained in your Program account for safekeeping in book-entry form, and you will not receive a certifi-cate. You will receive a periodic statement detailing the status of your hold-ings. For more information, see the section called "Tracking Your Investments".

Any participant in the Program may use the Program's "safekeeping" service to deposit their Pfizer stock certificates at no cost. This feature of the Program only applies to certificates for shares on which you are having the dividends reinvested under the Program. Under safekeeping you no longer bear the risk and cost associated with the loss, theft, or destruction of stock certificates. With safekeeping, you have the option of continuing to reinvest your dividends or taking advantage of the sale of shares feature of the Program. Certificates will be issued only upon written request to Pfizer Shareholder Services.

To use the safekeeping service, send your certificates to Pfizer Shareholder Services by registered mail with written instructions to deposit them in the book-entry portion of your Program account for safekeeping. Do not endorse the certificates or complete the assignment section.

ISSUANCE OF CERTIFICATES

You can withdraw all or some of the shares from your Program account by notifying Pfizer Shareholder Services.

Certificates will be issued for whole shares only. In the event your request involves a fractional share, a check for the value of the fractional share will be mailed to you. You should receive your certificate within two to three weeks of mailing your request.

Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. If the certificate is issued in a name other than your Program account registration, the signature on the instructions or stock power must be guaranteed by a bank or broker participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing the certificate is in fact the registered owner as it appears on the stock certificate or stock power.

CHARGES AND EXPENSES

Pfizer will pay all Program expenses relating to

  (1) the investment of your dividends and optional cash investments,

  (2) the deposit of your Pfizer stock certificates in your Program account in book-entry form,

  (3) the reissuance of stock certificates for shares of Pfizer stock held in the book-entry portion of your Program account, and

  (4) the sale of Pfizer shares from the book-entry portion of your Program account

You should note, however, that your dividend payments will continue to be taxable to you even though they are reinvested through the Program. Participants who are citizens or residents of a country other than the United States or its territories and possessions, should make certain that their participation in the Program does not violate local laws governing such matters as taxes, currency, stock registration, and foreign investment. Pfizer makes no tax representations in connection with this Prospectus and suggests that you consult with your tax advisors concerning such tax matters.

Any charges imposed by your bank in connection with automatic withdrawals from your bank account are your responsibility. You will also be responsible for a $20 charge for each check, automatic withdrawal from your bank account or other optional cash investment that is rejected due to insufficient funds. By enroll-ing or continuing to participate in the Program, you authorize Pfizer to deduct this charge from your Program account.

TRACKING YOUR INVESTMENTS

You will receive a statement of your Program account transactions at least quarterly. If you make an optional cash investment to purchase additional shares, a Program account statement will be sent to you during the month following the purchase. Investment of dividends, sales of Pfizer stock or the deposit of stock certificates will be included in your quarterly Program account statement. The statements will show the total funds received in your Program account, the number of shares of Pfizer stock purchased or sold and the related purchase or sale price and the total number of your shares in the Program. For your convenience if you wish to make an optional cash investment, the transaction stub of your account statement may be returned to Pfizer with the funds to be invested.

Please retain your account statements to establish the cost basis of shares purchased under the Program for income tax and other purposes.

You should notify Pfizer Shareholder Services promptly of any change in address since all statements and notices will be mailed to your address of record.

TERMINATING YOUR PROGRAM ACCOUNT

You may terminate your participation in the Program by sending a written termination request to Pfizer. Terminations are effected on the last business day of the month. For convenience, you may mark and return the transaction stub of your most recent Program account statement to Pfizer, or you may send other written instructions to Pfizer. Termination notices received by Pfizer less than three business days prior to the last business day of the month will be effected on the last business day of the following month.

Upon termination, stock certificates for all whole shares of Pfizer stock held in the book-entry portion of your Program account will be issued in your name with a check for any fractional share. Alternatively, you may give written instructions that all or part of the Pfizer shares in the book-entry portion of your Program account be sold and that a check for the proceeds (including any fractional share) be sent to you. The Pfizer shares sold in connection with terminating your Program account (including any fractional share) will be priced as discussed above in the section called "Pricing of Pfizer Shares."

Dividends payable on shares of Pfizer stock that are held by you after termi-nating your Program account will be sent directly to you.

MISCELLANEOUS

WHERE YOU CAN FIND MORE INFORMATION ABOUT PFIZER
Pfizer files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information Pfizer files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Pfizer's SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at "http://www.sec.gov."

The SEC allows Pfizer to "incorporate by reference" the information it files with it, which means that Pfizer can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Program is terminated comprise the incorporated documents:

(a) Annual Report on Form 10-K for the year ended December 31, 1996;

(b) Quarterly Reports on Form 10-Q for the quarters ended March 30, 1997 and June 30, 1997;

(c) Current Report on Form 8-K dated October 6, 1997; and

(d) The description of the Pfizer common stock set forth in Pfizer's registra-tion statement filed under the Act, including all amendments and reports updating the description.

Upon request Pfizer will provide, without charge, a copy of any or all of the documents incorporated by reference in this document (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your requests for copies should be directed to the Shareholder Services Department, Pfizer Inc., 235 East 42nd Street, New York, NY 10017 (telephone number 800-733-9393 or 212-573-3702).

STOCK SPLITS, STOCK DIVIDENDS AND OTHER DISTRIBUTIONS
Your Program account will be adjusted to reflect the receipt of any Pfizer common stock paid as dividends or distributed in connection with any stock split or similar transaction.

VOTING OF PROXIES
Pfizer will mail you proxy materials including a proxy card representing both the shares for which you hold certificates and the full shares in your Program account. Please note that fractional shares cannot be voted. The proxy will be voted as indicated by you. If you sign and return the proxy card but do not give voting instructions as to any item, all of your shares will be voted in accordance with the recommendations of Pfizer's Board of Directors. If you do not return the proxy card or if you return it unsigned, none of your shares will be voted.

RESPONSIBILITY OF PFIZER INC.
Pfizer Inc. will not be liable for any act done in good faith, or as required by applicable laws, or for any good faith omission to act. This includes, with-out limitation, any claims of liability:

--for failure to terminate your account upon your death prior to receiving written notice of such death; or

--relating to purchases or sales prices reflected in your Program account or the dates of purchases or sales of your Program shares; or

--for any fluctuation in the market value after purchase or sale of shares.

The payment of dividends is at the discretion of Pfizer's Board of Directors and will depend upon future earnings, the financial condition of Pfizer Inc. and other factors. The Board may change the amount and timing of dividends at any time without notice.

Pfizer Inc. cannot assure you a profit or protect you against a loss on the shares you purchase under the Program.

LEGAL MATTERS
Terence J. Gallagher, Esq., Vice President--Corporate Governance and Assistant Secretary of Pfizer Inc., has given his opinion regarding the validity of the Pfizer common stock covered by this Prospectus. Mr. Gallagher owns Pfizer com-mon stock and is eligible to participate in the Program.

CHANGE OR TERMINATION
Pfizer Inc. reserves the right to suspend, modify or terminate the Program or your interest in the Program at any time. You will receive notice of any such suspension, modification or termination. Pfizer also reserves the right to change any administrative procedures of the Program.

FOREIGN PARTICIPATION
If you live outside of the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Program. Pfizer reserves the right to terminate participation of any share-holder if it deems it advisable under any foreign laws or regulations.

INDEPENDENT PUBLIC ACCOUNTANTS
KPMG Peat Marwick LLP, independent certified public accountants, audited Pfizer's consolidated financial statements for the year ended December 31, 1996.

Pfizer's Annual Report to Shareholders on Form 10-K includes these financial statements and the auditors' report. This document incorporates the financial statements by reference, relying upon KPMG Peat Marwick LLP's authority as experts in accounting and auditing.

TEXT OF THE PROGRAM
The full text of the Program is set forth on pages 13 through 18.

TERMS AND CONDITIONS FOR
PARTICIPATION IN THE PROGRAM
(Effective October 31, 1997)

1. For purposes of the Program, the following capitalized terms have the meanings indicated below:

Board of Directors

The Board of Directors is the board of directors of the Company.

Book-Entry

The Book-Entry portion of the Program Account consists of a Participant's shares of Common Stock (and any fractional share) purchased under the Program with dividends and cash deposits and any shares of Common Stock designated for dividend reinvestment that are deposited by a Participant into a Program Account, all of which are evidenced by electronic entry.

Common Stock

Common Stock refers to the Company common stock, par value $.05 per share.

Company

The Company is Pfizer Inc., a Delaware corporation.

Dividend Payment Date

This is the date on which dividends are paid on all shares of Common Stock owned by the Participant on the Dividend Record Date. This date is fixed by the Board of Directors.

Dividend Record Date

This is the date on which the Company's books show that a shareholder owns Com-mon Stock, thereby making the shareholder eligible to receive a declared divi-dend. This date is fixed by the Board of Directors. The Company's historical practice has been to pay dividends on its Common Stock on a quarterly basis. The Board of Directors retains the right, however, to declare dividends more or less frequently than quarterly.

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

Investment Date

This is the last business day of each month. The Investment Date is the only day of the month on which investments in, and sales and terminations from, the Program take place.

Participant

This is a Shareholder of Record who becomes a member of the Program.

Program

The Program is the Pfizer Inc. Shareholder Investment Program.

Program Account

The Program Account contains, as applicable to each Participant: (1) designated shares of Common Stock (and any fractional share), including shares of Common Stock purchased under the Program with dividends and cash deposits, which are owned by a Participant and which are recorded on the Company's books, and (2) shares of Common Stock that are held in certificate form directly by a Participant that are specifically designated for dividend reinvestment under the terms and conditions of the Program. No actual stock certificates are held in a Program Account.

Program Shares

Program Shares are the shares of Common Stock (and any fractional share) held in a Participant's Program Account. These include shares of Common Stock purchased under the Program with dividends and cash deposits and any shares of Common Stock designated for dividend reinvestment, whether or not such shares are deposited by a Participant into a Program Account as an electronic entry. Program Shares do not include shares of Common Stock that are held directly by a Shareholder of Record and which are not specifically designated for dividend reinvestment.

Shareholder of Record

This is the individual, joint owner or legal entity (such as a trust) who holds stock certificates for Common Stock registered with the Company in his, her, their or its own name. Shares of Common Stock held through a broker may not be included in the Program.

2. As the agent for Program Participants, the Company will invest, on the relevant Investment Date, dividends on the Program Shares. The Company also will invest on the Investment Date, any cash deposited by the Participant (from $50 to $10,000 in any single month) in additional Program Shares. The shares purchased under this Program by the Company may, at the discretion of the Company, be purchased either from the Company or on the open market.

3. The price of shares of Common Stock purchased from or sold to the Company will be the average of the high and the low trading prices of Common Stock on the Investment Date as reported on the New York Stock Exchange. Such purchases and sales may also be made, at the Company's discretion, on any securities exchange where such shares are traded at the then prevailing market rate or in negotiated transactions at a negotiated price. In making purchases for a Participant's Program Account, the Company will commingle the Participant's funds with those of other Participants in the Program. The Company may hold the shares of Common Stock of all Participants together in its name or in the name of its nominee. The Company shall have no responsibility as to the value of the shares of Common Stock acquired for any Participant's Program Account.

It is understood that government regulations may require the temporary curtailment or suspension of purchases of shares of Common Stock under the Program. The Company shall not be accountable for its inability to make purchases at such times. If such curtailment or suspension continues for a period of longer than 30 days, the Company will promptly mail to the Participant a check payable to the order of the Participant in the amount of any unapplied funds in the Participant's Program Account.

4. The Participant, at his or her option, may send the Company a check or money order payable to "Pfizer Inc." in any amount from $50 to $10,000 per calendar month for the purpose of investing the funds in shares of Common Stock. The cash deposit may be accompanied by either the cash deposit form that is sup-plied by the Company on the Program Account Statement or other written instruc-tions.

Cash deposits must be received by the Company's Shareholder Services Department by the next to last business day of a month in order to be included in that month's investments. A deposit received after the next to last business day will be invested on the Investment Date of the following month, provided that such period of time between the receipt of the cash deposit and its investment in no event exceeds thirty days. Participants may obtain a refund of any cash deposit provided the request is made in writing and received by the Company at least two business days prior to the Investment Date.

Participants who wish to make regular monthly investments may authorize the Company to make automatic monthly withdrawals from the Participant's bank account. Funds will be deducted from the Participant's account on the third business day preceding the Investment Date. The Participant must notify the Company in writing to change or terminate any automatic withdrawal authorization.

5. At the written request of the Participant, any number of shares of Common Stock held in the Book-Entry portion of the Participant's Program Account will be sold by the Company on the next applicable Investment Date. Such written requests must be received by the Company at least three business days in advance of the Investment Date in order to be effected in the month in which the request is made. If the written request for a sale of shares is received less than three business days prior to the Investment Date for that month, the sale will take place on the Investment Date of the following month.

6. The Company will confirm purchases and sales of shares of Common Stock as soon as practicable after the purchases and sales are completed by sending the Participant a Program Account Statement. No stock certificates will be issued to a Participant in connection with stock purchases for a Program Account unless the Participant requests such a certificate in writing.

7. The Participant, at his or her option, may deposit into his or her Program Account certificates for shares of Common Stock registered in the Participant's name on the books of the Company that have been designated for dividend reinvestment under this Program. The Company's Shareholder Services Department will, upon request, provide the Participant with a form for this purpose.

8. All expenses associated with the Program, other than any tax obligations of the Participant or any charges imposed by the Participant's bank for automatic withdrawals from the Participant's bank account, will be paid by the Company; provided, however, that the Participant will be responsible for a $20 charge for each check, automatic withdrawal from the Participant's bank account or other optional cash investment that is rejected due to insufficient funds. By enrolling or continuing to participate in the Program, the Participant authorizes the Company to deduct this charge from the Participant's Program Account.

9. All shares of Common Stock owned by the Participant under the Program will be voted in accordance with the proxy form returned by the Participant to the Company. If the proxy form is signed and returned by the Participant and no voting instructions are given with respect to any item therein, all of the Participant's shares of Common Stock relating to that proxy form will be voted in accordance with the recommendations of the Board of Directors.

10. Participation in the Program may be terminated by a Participant at any time. To terminate an account, the Participant may (a) complete and return to the Company the tear-off section of his or her most recent Program Account Statement or (b) send to the Company a signed letter of instruction, stating the Participant's name, address and Social Security number and additionally indicating whether or not the whole number of Program Shares held in the Book-Entry portion of his or her Program Account should be sold upon termination or returned to the Participant. The price of shares of Common Stock sold under the Program will be subject to the same pricing structure as outlined for purchases of stock in Item 3 above.

When a Participant chooses to terminate all or part of his or her Program Account, he or she may choose to receive either (a) a stock certificate for the whole shares of Common Stock held in the Book-Entry portion of the account and a check for the value of any fractional share or (b) a check for the proceeds from the sale of the whole and fractional shares of Common Stock held in the Book-Entry portion of the Program Account at the time of termination.

The Company will issue stock certificates in the name(s) in which the Program Account is registered, unless otherwise instructed by the Participant. If a certificate is to be issued in a name other than the Participant's Program Account registration, the Participant's signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Guarantee program.

Terminations are effected once each month on the Investment Date. Requests for termination must be received by the Company at least three business days prior to the Investment Date in order for the termination to take place in the month in which it is requested. Termination requests received less than three business days before any month's Investment Date will be effected on the Investment Date of the following month.

11. The Company reserves the right to suspend, modify or terminate the Program or a Participant's interest therein at any time upon written notice of such suspension, modification or termination. If the Program or a Participant's interest therein is terminated, certificates for the whole number of shares of Common Stock held in each affected Book-Entry portion of the Program Account will be issued to the Participant, and cash payments will be made for the value of any fractional shares.

12. It is understood that all Common Stock distributed as a result of a stock dividend or a stock split on shares of Common Stock held in the Book-Entry portion of the Participant's Program Account will be credited to such Book-Entry portion of the Program Account, and will be subject to future reinvestment of dividends. Certificates will be sent directly to the Participant, however, where the Participant holds actual stock certificates designated for the Program. The Participant will have the opportunity to exercise any rights issued with respect to shares of Common Stock held in the Participant's Program Account.

13. The Company shall not be liable hereunder for any act done in good faith, or as required by applicable laws, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of any failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death, (b) arising out of any such act or omission to act that occurs prior to or in connection with the termination of participation pursuant to Item 10 above, and (c) with respect to the prices at which shares of Common Stock are purchased for any Participant's account and the times at which such purchases are made or with respect to any fluctuation in the market value after the purchase or sale of shares.

14. Any notice, instruction, request or election which by any provision of the Program is required or permitted to be given or made by the Participant to the Company shall be made in writing and shall be addressed to: Pfizer Inc., Shareholder Services Department, 235 East 42nd Street, New York, New York 10017 or such other address as the Company shall furnish to the Participant, and shall be deemed to be sufficient notice when received by the Company.

15. Any notice or certificate which by any provision of the Program is required to be given by the Company to the Participant shall be in writing and shall be deemed to have been sufficiently given for all purposes by being deposited postage prepaid in a post office letter box addressed to the Participant at his or her address as it last appeared on the Company's records.

16. The "Terms and Conditions For Participation in the Program" shall be governed by the laws of the State of New York.

PFIZER INC.
SHAREHOLDER INVESTMENT PROGRAM

TO PARTICIPATE.....

You must own at least one share of Pfizer stock in your name to participate in the Program and return a completed authorization form.

KEY ADVANTAGES TO PARTICIPATING IN THE PROGRAM.....

 . Reinvest quarterly dividends

 . Invest an additional $50 to $10,000 every month

 . Make investments by check or automatic debit from your bank account

 . Allow Pfizer to put stock certificates in safekeeping for you

DATES TO REMEMBER.....

THIS EVENT:                               TAKES PLACE ON:
Dividends paid                            March, June, September and
                                          December
Deadline for making cash investments      Next to last business day of
                                          every month
Deadline for requesting sales of stock    Third business day before the
                                          last business day of every month
Automatic debits made from bank accounts  Third business day before the last business day of every month
Pfizer purchases and sells shares         Last business day of every month

PLEASE CALL.....

For further information please call us at: 800 PFE-9393